Exhibit 99.1

CATHETER PRECISION, INC.

FINANCIAL STATEMENTS

September 30, 2022 and 2021

(Unaudited)

CATHETER PRECISION, INC

Contents

Condensed Financial Statements	2

Condensed Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	3

Condensed Statements of Operations (Unaudited) for the nine months ended September 30, 2022 and 2021	4

Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit (Unaudited) for the nine months ended September 30, 2022 and 2021	5-6

Condensed Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2022 and 2021	7

Notes to the Unaudited Condensed Financial Statements	8-27

CATHETER PRECISION, INC

CONDENSED BALANCE SHEETS

	September 30, 2022	December 31, 2021
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$139,631	$11,911
Accounts receivable	36,040	16,393
Prepaid expenses and other current assets	95,537	94,268
Total current assets	271,208	122,572

Property and equipment, net	28,322	19,336
Lease right of use assets, net	12,966	51,867
Total assets	$312,496	$193,775

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$561,707	$112,694
Accrued expenses	292,510	109,765
Advance from related parties	600,000	—
Lease liability - current portion	13,100	52,400
Royalties payable	159,456	159,456
Interest payable - related parties	13,316,945	11,077,441
Convertible promissory notes - related parties	25,465,000	23,985,000
Derivative liability	722,000	1,057,000
Total current liabilities	41,130,718	36,553,756
Total liabilities	41,130,718	36,553,756
Commitments and contingencies

Redeemable convertible preferred stock:
Series A preferred stock, $0.01 par value - 1,875,000 shares authorized, 0 and 1,731,250 issued and outstanding as of September 30, 2022 and December 31, 2021	—	15,390,813
Series B preferred stock, $0.01 par value - 1,500,000 shares authorized, 0 and 1,187,649 issued and outstanding as of September 30, 2022 and December 31, 2021	—	21,080,771
Series C preferred stock, $0.01 par value - 1,168,225 shares authorized, 0 and 1,156,543 issued and outstanding as of September 30, 2022 and December 31, 2021	—	19,869,410
Series D preferred stock, $0.01 par value - 1,750,000 shares authorized, 0 and 1,097,549 issued and outstanding as of September 30, 2022 and December 31, 2021	—	17,330,298
Total redeemable convertible preferred stock	—	73,671,292

Stockholders' equity (deficit):
Common stock, $0.001 par value, 100,000,000 shares authorized, 10,096,055, and 1,444,848 shares issued and outstanding as of September 30, 2022 and December 31, 2021	10,096	1,445
Additional paid-in capital	75,087,650	514,814
Accumulated deficit	(115,915,968)	(110,547,532)
Total stockholders' deficit	(40,818,222)	(110,031,273)
Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$312,496	$193,775

See accompanying notes to the unaudited condensed financial statements

CATHETER PRECISION, INC

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Nine Months Ended September 30,
	2022	2021

Net sales	$192,373	$113,284
Cost of sales	15,668	8,537
Gross profit	176,705	104,747

Operating expenses:
General and administrative	1,620,988	861,240
Research and development	180,211	294,384
Sales and marketing	922,606	788,707
Total operating expenses	2,723,805	1,944,331
Loss from operations	(2,547,100)	(1,839,584)

Other income (expenses):
Interest income	—	28
Interest expense	(2,307,494)	(2,088,036)
Forgiveness of PPP loan	—	200,000
Gain on transfer of intangible assets	—	200,000
Change in fair value of derivative liability	402,768	(35,300)
Loss on foreign currency transactions	(9,449)	(3,782)
Total other expenses, net	(1,914,175)	(1,727,090)

Net loss	$(4,461,275)	$(3,566,674)

Liquidation Preference Dividend on Series A preferred stock	(173,125)	(519,375)
Liquidation Preference Dividend on Series B preferred stock	(249,406)	(748,219)
Liquidation Preference Dividend on Series C preferred stock	(248,657)	(745,970)
Liquidation Preference Dividend on Series D preferred stock	(235,973)	(707,919)
Net loss attributable to common stockholders	$(5,368,436)	$(6,288,157)

Net loss per share attributable to common stockholders - basic and diluted	$(0.74)	$(4.43)

Weighted average number of common shares outstanding—basic and diluted	7,275,698	1,417,857

See accompanying notes to the unaudited condensed financial statements

CATHETER PRECISION, INC

CONDENSED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDER'S DEFICIT (Unaudited)

For the Nine Months Ended September 30, 2022

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
Balances at December 31, 2021	1,731,250	$15,390,813	1,187,649	$21,080,771	1,156,543	$19,869,410	1,097,549	$17,330,298	1,444,848	$1,445	$514,814	$(110,547,532)	$(110,031,273)

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	3,034	—	3,034

Liquidation preference dividend on Series A preferred stock	—	173,125	—	—	—	—	—	—	—	—	—	(173,125)	(173,125)

Liquidation preference dividend on Series B preferred stock	—	—	—	249,406	—	—	—	—	—	—	—	(249,406)	(249,406)

Liquidation preference dividend on Series C preferred stock	—	—	—	—	—	248,657	—	—	—	—	—	(248,657)	(248,657)

Liquidation preference dividend on Series D preferred stock	—	—	—	—	—	—	—	235,973	—	—	—	(235,973)	(235,973)

Issuance of common stock due to conversion of preferred stock	(1,731,250)	(15,563,938)	(1,187,649)	(21,330,177)	(1,156,543)	(20,118,067)	(1,097,549)	(17,566,271)	8,651,207	8,651	74,569,802	—	74,578,453

Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,461,275)	(4,461,275)

Balance at September 30, 2022	—	$—	—	$—	—	$—	—	$—	10,096,055	$10,096	$75,087,650	$(115,915,968)	$(40,818,222)

See accompanying notes to the unaudited condensed financial statements

CATHETER PRECISION, INC

CONDENSED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDER'S DEFICIT (Unaudited)

For the Nine Months Ended September 30, 2021

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
Balances at December 31, 2020	1,731,250	$14,698,313	1,187,649	$20,083,146	1,156,543	$18,874,783	1,097,549	$16,386,406	1,326,000	$1,326	$462,161	$(101,929,180)	$(101,465,693)

Issuance of common stock due to exercise of stock options	—	—	—	—	—	—	—	—	118,848	119	46,232	—	46,351

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	4,104	—	4,104

Liquidation preference dividend on Series A preferred stock	—	519,375	—	—	—	—	—	—	—	—	—	(519,375)	(519,375)

Liquidation preference dividend on Series B preferred stock	—	—	—	748,219	—	—	—	—	—	—	—	(748,219)	(748,219)

Liquidation preference dividend on Series C preferred stock	—	—	—	—	—	745,970	—	—	—	—	—	(745,970)	(745,970)

Liquidation preference dividend on Series D preferred stock	—	—	—	—	—	—	—	707,919	—	—	—	(707,919)	(707,919)

Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,566,674)	(3,566,674)

Balance at September 30, 2021	1,731,250	$15,217,688	1,187,649	$20,831,365	1,156,543	$19,620,753	1,097,549	$17,094,325	1,444,848	$1,445	$512,497	$(108,217,337)	$(107,703,395)

See accompanying notes to the unaudited condensed financial statements

CATHETER PRECISION, INC

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,461,275)	$(3,566,674)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	10,100	11,885
Stock-based compensation	3,034	4,104
Change in fair value of derivative liability	(402,768)	35,300
Amortization of debt discount	67,768	81,700
Gain on transfer of intangible assets	—	(200,000)
Gain of forgiveness of PPP Loan	—	(200,000)
Change in operating assets and liabilities:
Accounts receivable	(19,647)	(68,140)
Prepaid expenses and other current assets	(10,718)	(55,300)
Right of use asset and liability	(399)	(399)
Accounts payable	449,013	(1,082)
Accrued expenses	182,745	(137,276)
Interest payable - related parties	2,239,504	2,006,337
Net cash used in operating activities	(1,942,643)	(2,089,545)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(19,086)	(2,855)
Net cash used in investing activities	(19,086)	(2,855)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of convertible promissory notes - related parties	1,480,000	1,900,000
Proceeds from related party advance	600,000	—
Net cash provided by financing activities	2,080,000	1,900,000

Effect of exchange rate on cash	9,449	3,782

Net increase (decrease) in cash and cash equivalents	127,720	(188,618)

Cash and cash equivalents at beginning of year	11,911	333,168

Cash and cash equivalents at end of period	$139,631	$144,550

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Recognition of Liquidation Preference Dividend	$907,161	$2,721,483
Conversion of preferred stock to common stock	$74,578,453	$—
Offset of amount due from exercise of stock options to settle accrued compensation	$—	$46,351

See accompanying notes to the unaudited condensed financial statements

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 -Nature of Operations

Catheter Precision, Inc. (the “Company”), a Delaware Corporation, was formed on September 6, 2006. The Company is dedicated to the design, manufacture and sale of new and innovative medical technologies focused in the field of cardiac electrophysiology (“EP”). The Company’s primary product is the View into Ventricular Onset, (“VIVO” or “VIVO System”).

VIVO is a non-invasive imaging system that offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to electrophysiology studies. The VIVO system has achieved a CE Mark allowing it to be commercialized in the European Union and has been placed at several hospitals in Europe. FDA 510(K) Clearance in the United States was received and the Company began a limited commercial release of VIVO in 2021.

Prior to 2018, the Company sold the AMIGO remote catheter system (the “AMIGO” or “AMIGO System”) which provides for accurate positioning, manipulation and stable control of catheters for use by electrophysiologists in the diagnosis and treatment of abnormal heart rhythms known as cardiac arrhythmias. The Company owns the intellectual property related to the AMIGO System.

The spread of the novel coronavirus (“COVID-19”) has affected many segments of the global economy, including the cancer screening and diagnostics industry. The COVID-19 outbreak, which the World Health Organization has classified as a pandemic, has prompted governments and regulatory bodies throughout the world to enact broad precautionary measures, including “stay-at-home” orders, restrictions on the performance of “non-essential” services, public gatherings and travel. Health systems, including key markets where the Company operates, have been, or may be, overwhelmed with high volumes of patients suffering from COVID-19. Medical practices continue to be cautious about allowing individuals, such as sales representatives, into their offices. Many individuals continue to work from home rather than from an office setting. The Company cannot forecast when the COVID-19 pandemic will end or the extent to which practices that have emerged during the pandemic will continue once it subsides.

We continue to monitor the rapidly evolving situation caused by the COVID-19 pandemic, and we may take further actions required by governmental authorities or that we determine are prudent to support the well-being of our employees, customers, suppliers, business partners and others. The degree to which the COVID-19 pandemic ultimately impacts our business, results of operations, cash flows and financial position will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, (including the efficacy of vaccines, particularly with respect to emerging strains of the virus), and how quickly and to what extent normal economic and operating conditions can resume.

The ultimate impact of COVID-19 depends on factors beyond the Company’s knowledge or control, including the duration and severity of the outbreak, as well as third-party actions taken to contain its spread and mitigate its public health effects. The COVID-19 pandemic impacted the Company's operations in 2021 and during the first quarter of 2022 through restrictions in hospitals and medical offices, as well as the inability to attend trade shows and conferences, limiting the Company's ability to expand operations and profitability. Beginning in the second quarter of 2022, the impact of COVID-19 on the Company's operations has subsided and has had an immaterial impact on the Company's operations through September 30, 2022. Additionally, the Company does not anticipate COVID-19 to have an impact on future results and financial conditions in subsequent periods.

On September 9, 2022, the Company entered into an Agreement and Plan of Merger ("Merger") with Ra Medical Systems, Inc. (“Ra Medical”) whereby the Company will become a wholly-owned subsidiary of Ra Medical. Ra Medical is a smaller reporting company and an emerging growth company incorporated in the state of Delaware and its common stock is currently traded on the NYSE American exchange.   See Note 15 for consummation of the Merger.

Note 2 -Going Concern

As of September 30, 2022, the Company had approximately $140,000 in cash and cash equivalents. Net cash used in operating activities was approximately $1,943,000 for the nine months ended September 30, 2022. Net loss for the nine months ended September 30, 2022 and 2021 was approximately $4,461,000 and $3,567,000, respectively. As of

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

September 30, 2022, the Company had negative working capital of approximately $40,900,000, an accumulated deficit of approximately $115,916,000, total outstanding debt of $25,465,000 which is due on demand, and total outstanding interest payable of approximately $13,317,000 which is due on demand. The Company has historically funded its operations through issuances of equity securities and debt instruments and the Company plans to support its operations by continuing to raise additional capital until the planned operating results are achieved. The Company has incurred substantial losses and negative cash flows from operations to date and expects to incur operating losses for the foreseeable future as it expands its commercialization efforts of its current product. The Company is unable to predict the extent of any future losses or when the Company will become profitable, if at all.

Subsequent to September 30, 2022, the Company received advances totaling $475,000 from the Company’s Chairman of the Board of Directors in order to fund current operating expenses incurred until the closing of the Merger. Upon closing of the Merger, the Company is liable to repay the Chairman for the advances received.  See Note 15.

These unaudited condensed financial statements have been prepared under the assumption that the Company will continue as a going concern. Due to the Company’s recurring and expected continuing losses from operations, limited cash and cash equivalents balance, negative working capital, and significant debt and interest payable due on demand, the Company has concluded that there is substantial doubt in the Company’s ability to continue as a going concern through one year from the issuance of these condensed financial statements. These condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to build on its existing business, as well as grow through buy-and-build strategic acquisitions and partnerships. The Company will be required to raise additional capital to continue to support its operations at the current cash expenditure levels; however, the Company cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, its stockholders may experience significant dilution. Any debt financing, if available, may include potential dilutive instruments and include restrictive covenants that impact the Company’s ability to conduct business. If the Company is unable to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly scale back its current operations and/or commercialization efforts or (ii) relinquish or otherwise dispose of rights to technologies or products on unfavorable terms.

As discussed in Note 1, on September 9, 2022, the Company entered into a Merger agreement with Ra Medical whereby the Company will become a wholly-owned subsidiary of Ra Medical. The Merger will give the Company the ability to explore funding its strategic initiatives for their devices through the public capital markets. In the future, Ra Medical intends to raise additional funds, if necessary, through public or private equity or debt financings as well as by engaging in regular and ongoing reviews of its strategic options to help ensure that Ra Medical is focusing its cash resources on advancing its key corporate initiatives. See Note 15 for consummation of the Merger.

Management has continued to monitor the COVID-19 pandemic situation and federal, state, and local recommendations. While the COVID-19 pandemic did have an impact on operations in 2021 and the first quarter of 2022, beginning in the second quarter of 2022, Management has concluded that the impact of COVID-19 on the Company's operations has subsided. As discussed in Note 1, the Company does not anticipate COVID-19 to have an impact on future results, financial conditions, and other liquidity needs in subsequent periods.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed financial statements have been prepared in accordance with GAAP. Accordingly, they do not include certain footnotes and financial presentations normally required under GAAP for complete annual financial statements. The unaudited interim condensed financial statements have been prepared on the same basis as the annual financial statements. The results for the nine month period ended September 30, 2022 are not necessarily indicative of the results to be expected for any subsequent period or the entire year ending December 31, 2022. These unaudited interim condensed financial statements should be read in conjunction with the Company’s annual audited financial statements and notes thereto for the year ended December 31, 2021. These unaudited interim condensed financial statements, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) and disclosures necessary for a fair presentation of these unaudited interim condensed financial statements. The condensed balance sheet at December 31, 2021 has been derived from the audited balance sheet at that date.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to provisions for legal contingencies, income taxes, deferred income tax, asset valuation allowances, valuation of derivative liabilities, stock-based compensation, and revenues. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Segment Information

The Company operates in one business segment, which is the marketing, sales and development of medical technologies focused in the field of cardiac electrophysiology.

Foreign Currency Transaction Gain Or loss

The Company measures the foreign currency denominated assets and liabilities at the transaction date. Monetary assets and liabilities are then re-measured at exchange rates in effect at the end of each period, and property and non-monetary assets and liabilities are converted at historical rates.

Fair Value Measurements

Accounting Standards Codification ("ASC") 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. The Company follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

• Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

• Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

• Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the nine months ended September 30, 2022 and 2021. The carrying amount of cash, accounts payable, interest payable, and convertible notes payable approximated fair value as they are short term in nature. The estimated fair value of the embedded put included in the convertible promissory notes – related parties, represent Level 3 measurements.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following table details the fair value measurements within the fair value hierarchy of the Company's financial instruments, which includes the Level 3 liabilities:

	Fair value at September 30, 2022
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$722,000	$—	$—	$722,000
Total liabilities	$722,000	$—	$—	$722,000

	Fair value at December 31, 2021
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$1,057,000	$—	$—	$1,057,000
Total liabilities	$1,057,000	$—	$—	$1,057,000

The table below provides a summary of the changes in fair value of the derivative liabilities measured on a recurring basis using significant unobservable inputs (Level 3):

	For the Nine Months Ended September 30,
Derivative liabilities:	2022	2021
Balance, beginning of period	$1,057,000	$910,000
Interest expense accrued on derivative liability	67,768	81,700
Change in fair value of derivative liability	(402,768)	35,300
Balance, end of period	$722,000	$1,027,000

For further discussion on the derivative liability, see Note 6.

Cash and Cash Equivalents

The Company considers all highly liquid investing instruments, which consist solely of money market funds, purchased with an original maturity of three months or less to be cash equivalents. Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances.

Concentration of Credit Risk

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash equivalents represent highly liquid investments with maturities of 90 days or less at the date of purchase. Credit risk related to cash and cash equivalents are limited based on the creditworthiness of the financial institutions at which these funds are held. We maintain cash balances in multiple bank accounts with one bank. Accounts located in the United States are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. We did not have any account balances exceed the FDIC limit during the year.

The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other hedging arrangements.

Property and Equipment

Property and equipment of the Company, consisting primarily of demonstration and clinical equipment (“demo equipment”) and computers, are recorded at cost. Major renewals and betterments are charged to the property accounts, while maintenance and minor repairs and replacements, which do not improve or extend the lives of the respective assets, are expensed. Depreciation is calculated using the straight-line method for all assets over the estimated useful lives of the respective assets which range from 2 to 3 years, except for leasehold improvements which are amortized

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

over the term of the lease. When property and equipment is retired or otherwise disposed of, the asset and accumulated depreciation accounts are adjusted accordingly, and the gain or loss, if any, arising from its disposal, is credited, or charged to general and administrative expenses.

The Company’s long-lived assets consist of property and equipment. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than an asset’s carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. The Company’s policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable. No such impairment charges have been recognized during the nine months ended September 30, 2022 or 2021.

Software Development Costs

In accordance with ASC 985-20-25, Costs of Software to be Sold, Leased, or Marketed, software development costs are expensed as incurred until technological feasibility and marketability has been established, generally with the release of a beta version for customer testing. Once the point of technological feasibility and marketability is reached, direct production costs (including labor directly associated with the development projects), indirect costs and other direct costs (including costs of outside consultants, purchased software to be included in the software product being developed, travel expenses and other direct costs) are capitalized until the product is available for general release to customers. The Company amortizes capitalized costs on a product-by-product basis. Total cumulative capitalized software development costs have been insignificant.

Capitalized software development costs are stated at the lower of amortized costs or net realized value. Recoverability of these capitalized costs is determined at each balance sheet date by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues.

Revenue Recognition

The Company applies the provisions of Financial Accounting Standards Board (“FASB”) ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), and all related appropriate guidance. The core principle of this standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.

The Company measures revenue based upon the consideration specified in the client arrangement, and revenue is recognized when the performance obligations in the client arrangement are satisfied. A performance obligation is a promise in a contract to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation. Under ASC 606, revenue is recognized when a customer obtains control of promised goods. To achieve this core principle, the Company applies the following five steps:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the Company satisfies a performance obligation

The Company’s primary product is the VIVO System. The VIVO System offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to electrophysiology studies. In addition to the VIVO System, customers are provided with VIVO Positioning Patch Sets, which are custom patches, that are used in conjunction with the VIVO System to complete the intended output of the VIVO System. The delivery of the VIVO System, including the VIVO Positioning Patch Sets represents the Company’s primary performance obligation. The Company recognizes revenue upon the delivery of the VIVO system.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company also provides customers with the option to pay for software upgrades in advance at the time of the contract's inception. Software upgrades are stand-ready services, whereby the Company will provide software upgrade services to the customer when and as upgrades are available. Terms of the period covered by the payment of software upgrades in advance can range from one year to multiple years. Customers have the option to renew terms covered by software upgrades at the end of each term. The stand-ready software upgrades represent the Company's second separate performance obligation and revenue is recognized over the term of the period.

The Company invoices the customers after physical possession and control of the VIVO System is transferred to the customer and recognizes revenue upon delivery. The timing of payment for the corresponding invoices is dependent upon the credit terms identified in each contract. The Company invoices customers who pay for software upgrades in advance in conjunction with the invoice for the delivery of the VIVO System, and subsequent renewals of software upgrades are invoiced at the inception of the term. Revenue for these stand-ready services is recognized evenly over the term of the upgrade period, consistently with similar stand-ready services under ASC 606. Similar to the delivery of the VIVO System, the timing of payment for the corresponding invoices is dependent upon the credit terms identified in each contract.

Disaggregation of Revenue

The Company operates primarily in a single geographic location and enters into contracts with similar customers. In the following table, revenue is disaggregated by each of the Company's product offerings during the nine months ended September 30, 2022 and 2021:

	For the Nine Months Ended September 30,
Revenue by Type	2022	2021
Net sales from sale of hardware	$170,563	$79,784
Net sales from sale of software	21,810	30,000
Net sales from sale of software upgrades	—	3,500
Total net sales	$192,373	$113,284

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates all of its financial instruments, including notes payable, to determine if such instruments contain features that qualify as embedded derivatives.

Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“mezzanine equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e., at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Initial Measurement

The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

Subsequent Measurement - Financial instruments classified as liabilities

The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other expense/income.

Advances from Related Party

Advances from related parties represent advances from the Company's Chairman of the Board of Directors in conjunction with the Merger. The Company accounted for the advances as refundable liabilities for the amount of funds received until the Company repaid the Chairman of the Board of Directors upon the closing of the Merger.  See Note 15.

Stock-Based Compensation

Stock-based compensation for employees and non-employees is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are recognized when they occur.

The Company estimates the grant date fair value of stock options using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the volatility, expected term of the option, risk-free interest rates, the value of the common stock and the expected dividend yield of the common stock.

See Note 10 for a discussion of the assumptions used by the Company in determining the grant date fair value of options granted under the Black-Scholes option pricing model, as well as a summary of the stock option activity under the Company’s stock-based compensation plan.

Research and Development Expense

Costs for research and development are expensed as incurred. Research and development expense primarily consists of salaries, product development, third-party contractors, and materials.

Advertising and Marketing

Advertising costs are expensed as incurred and included in sales and marketing expense. Advertising costs were $1,725 and $1,765 during the nine months ended September 30, 2022 and 2021, respectively.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amount and tax bases of assets and liabilities at the applicable enacted tax rates. The Company will establish a valuation allowance for deferred tax assets if it is more likely than not that these items will expire before either the Company is able to realize their benefit or that future deductibility is uncertain.

The Company believes that it is currently more likely than not that its deferred tax assets will not be realized and as such, it has recorded a full valuation allowance for these assets. The Company evaluates the likelihood of the ability to realize deferred tax assets in future periods on a quarterly basis, and when appropriate evidence indicates it would release its valuation allowance accordingly. The determination to provide a valuation allowance is dependent upon the assessment of whether it is more likely than not that sufficient taxable income will be generated to utilize the deferred tax assets. Based on the weight of the available evidence, which includes the Company’s historical operating losses, lack of taxable income, and accumulated deficit, the Company provided a full valuation allowance against the U.S. tax assets resulting from the tax losses.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Basic and Diluted Net Loss Per Share of Common Stock

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share excludes, when applicable, the potential impact of shares of common stock because their effect would be anti-dilutive due to our net loss. Because the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The table below provides total potential shares outstanding:

	For the Nine Months Ended September 30,
	2022	2021
Series A Preferred Stock	—	1,731,250
Series B Preferred Stock	—	2,096,200
Series C Preferred Stock	—	2,475,002
Series D Preferred Stock	—	2,348,755
Stock options	1,139,000	1,139,000

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity (“ASU 2020-06”), to simplify the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt with Conversion and Other Options, for convertible instruments. Under the amendments in ASU 2020-06, the embedded conversion features no longer are separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital. Consequently, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and a convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no other features require bifurcation and recognition as derivatives. By removing those separation models, the interest rate of convertible debt instruments typically will be closer to the coupon interest rate when applying the guidance in Topic 835, Interest. The amendments in ASU 2020-06 provide financial statement users with a simpler and more consistent starting point to perform analyses across entities. The amendments also improve the operability of the guidance and reduce, to a large extent, the complexities in the accounting for convertible instruments and the difficulties with the interpretation and application of the relevant guidance.

The amendments in ASU 2020-06 are effective for public business entities, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Entities should adopt the guidance as of the beginning of its annual fiscal year and are allowed to adopt the guidance through either a modified retrospective method of transition or a fully retrospective method of transition. In applying the modified retrospective method, entities should apply the guidance to transactions outstanding as of the beginning of the fiscal year in which the amendments are adopted. Transactions that were settled (or expired) during prior reporting periods are unaffected. The cumulative effect of the change should be recognized as an adjustment to the opening balance of retained earnings at the date of adoption. If an entity elects the fully retrospective method of transition, the cumulative effect of the change should be recognized as an adjustment to the opening balance of retained earnings in the first comparative period presented. The Company adopted ASU 2020-06 using the modified retrospective method as of January 1, 2022, and the adoption did not have a material impact on its condensed interim financial statements.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Recently Announced Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326) ("ASU 2016-13"), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new forward-looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions, and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods in fiscal years beginning after December 15, 2019, with early adoption permitted, for a U.S. Securities Exchange filer, excluding entities eligible to be smaller reporting companies. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022 for smaller reporting companies. The Company is required to adopt ASU 2016-13 on January 1, 2023. Management is currently evaluating the impact of these changes on its financial statements.

Note 4 - Development Grant

During 2006 and 2007, the Company entered into two investment grant agreements with a non-profit foundation for the purpose of funding the initial development of the Company’s AMIGO System and received a total of $1,589,500 from the foundation.

The agreement calls for payment of royalties based on sales by the Company to the foundation upon successful commercialization of the AMIGO System as follows:

Royalty Percentage	Until Royalty Payment Reaches a Total of
4%	$1,589,500
2%	$3,179,000
1%	In perpetuity

There was no royalty expense recorded for the nine months ended September 30, 2022 and 2021. The Company has accumulated royalties payable of $159,456 at September 30, 2022 and December 31, 2021. No royalties have been paid under the agreements.

Note 5 -Property and Equipment, net

Property and equipment, net at September 30, 2022 and December 31, 2021 are comprised of the following:

	Estimated Useful Lives	September 30, 2022	December 31, 2021
Property and equipment	3 years	$17,280	$10,975
VIVO DEMO/Clinical Systems	2 years	58,955	50,967
Computer software and equipment	3 years	53,894	49,101
		130,129	111,043
Less: Accumulated depreciation		(101,807)	(91,707)
		$28,322	$19,336

Depreciation expense for the nine months ended September 30, 2022 and 2021 was $10,100 and $11,885, respectively.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 -Convertible Promissory Notes – Related Parties and Derivative Liability

Convertible Promissory notes – related parties at September 30, 2022 and December 31, 2021 are comprised of the following:

	September 30, 2022	December 31, 2021
Convertible Promissory Note One	$20,455,000	$18,975,000
Convertible Promissory Note Two	4,685,000	4,685,000
Convertible Promissory Note Three	75,000	75,000
Convertible Promissory Note Four	250,000	250,000
Carrying value of promissory notes- related parties	$25,465,000	$23,985,000

	September 30, 2022	December 31, 2021
Interest payable – convertible promissory note one	$9,696,437	$7,906,598
Interest payable – convertible promissory note two	3,373,240	2,952,745
Interest payable – convertible promissory note three	57,074	50,343
Interest payable – convertible promissory note four	190,194	167,755
Total Interest Payable	$13,316,945	$11,077,441

In March 2017, the Company issued convertible promissory notes (the “Notes”) to four shareholders of the Company (See Note 14) for an aggregate principal amount of $10,410,000. The notes bear interest at a rate of 12% per annum and matured on December 31, 2017 (“Maturity Date”). Upon Maturity Date, the four shareholders extended all terms related to the Notes. Any new monies provided under the Notes were also made pursuant to the same terms and, effective January 1, 2018, all monies due pursuant to the Note are due and payable on demand.

In November 2020, the Company's Board authorized raising the ceiling of the Notes to $23,000,000 under the same terms of the existing Notes.

In 2021, the related party holder of Convertible Promissory Note One provided the Company with an additional $2,350,000 in cash proceeds which was received by the Company for the year ended December 31, 2021. All monies due pursuant to the Note are due and payable on demand.

During the nine months ended September 30, 2022, the related party holder of Convertible Promissory Note One provided the Company with an additional $1,480,000 in cash proceeds. All monies due pursuant to the Note are due and payable on demand.

The Notes provide that upon the closing of the Company’s next financing in an aggregate amount greater than $8,000,000 (“Next Financing”), the outstanding principal balance of each Note shall convert into shares of stock at a conversion price per share equal to 80% of the lowest price per share paid by the investors in the Next Financing.

Upon closing, the Notes settle by providing the holder with a variable number of shares sold in the Next Financing with an aggregate fair value determined by reference to the debt principal. In this scenario, the value that the holder receives at settlement does not vary with the value of the Company's common stock, so the settlement provision was not a typical conversion option. Rather, the share settlement feature was considered a contingent redemption provision (i.e., a contingent embedded put). The Company evaluated the embedded put features in accordance with ASC 815-15-25. The embedded puts are not clearly and closely related to the debt host instrument and therefore have been separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations.

As discussed in Note 1, on September 9, 2022, the Company entered into a Merger agreement with Ra Medical whereby the Company will become a wholly-owned subsidiary of Ra Medical. In conjunction with the closing of the Merger, the Company will enter into a Debt Settlement Agreement and Release with each of the four Noteholders of the Convertible Notes discussed above (collectively, the "Debt Settlement Agreements"). The Debt Settlement Agreements will state that upon the closing of the Merger, the Convertible Notes will be extinguished and the

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Noteholders will be issued newly designated non-voting preferred stock of Ra Medical in exchange for the outstanding balance of the Convertible Promissory Notes (referred to as the "Merger Shares"). Additionally, all interest accrued and unpaid on the Convertible Notes will be forgiven in exchange for a royalty, representing a certain percentage of net sales of its surgical vessel closing pressure device, beginning at the commencement of its first commercial sale ("Royalty Right"). The Royalty Right is set to expire December 31, 2035. See Note 13 for additional details on royalties related to this device.

Management used a scenario-based analysis to estimate the fair value of the embedded put features at issuance of the Convertible Notes and as of September 30, 2022 and December 31, 2021. In the scenario-based analysis management considered the following as inputs to the calculation (1) principal balance, (2) accrued interest to date, (3) fixed interest rate, (4) payment frequency, (5) maturity date, (6) market rate (which is the implied discount rate, (7) discount period, (8) discount factor and (9) the probability of conversion upon a qualified financing as defined in the agreement. As a result of the Debt Settlement Agreements above, the Company reassessed inputs utilized in its scenario-based analysis. Specifically, the Company's estimate of the probability of conversion of the Convertible Notes decreased, as the conversion of notes payable to Ra Medical common stock upon the closing of the Merger does not meet the definition of the Next Financing in the convertible note agreements. Historically, the Company has estimated the probability of conversion at 2.5%. Subsequent to entering into the Merger, the Company has estimated the probability of conversion at 1.5%, as the Debt Settlement Agreements are effective immediately following the closing of the Merger. The Company expects to close the Merger prior to December 31, 2022. The decreased probability of conversion from 2.5% to 1.5% used in the Company's scenario-based analysis resulted in a decrease of $402,768 (net of amortization of debt discount) in the estimated fair value of the derivative liability as of September 30, 2022.

At September 30, 2022 and December 31, 2021, the fair value of the derivative liability was $722,000 and $1,057,000, respectively. At September 30, 2021 and December 31, 2020, the fair value of the derivative liability was $1,027,000 and $910,000, respectively. The Company recorded a gain related to the decrease in fair value of the derivative liability of $402,768 for the nine months ended September 30, 2022. The Company recorded a loss related to the increase in the fair value of the derivative liability of $35,300 for the nine months ended September 30, 2021. Additionally, the Company recorded debt discounts to the Notes which were fully amortized as non-cash interest expense of $67,768 and $81,700 for the nine months ended September 30, 2022 and 2021, respectively.

Note 7 -Note Payable

On April 30, 2020, the Company received $200,000 in loan proceeds from the Payroll Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) of the United States government. This program was established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In accordance with the provisions of the PPP, the use of the proceeds is restricted by the CARES Act for such expenses as payroll related costs and other allowable costs as defined by the PPP. The Company submitted the application for forgiveness of the PPP loan on November 4, 2020. In May 2021, the Company received forgiveness for the entire amount of principal and accrued interest of the PPP loan. The Company recorded a gain on forgiveness of PPP loan in the amount of $200,000 during the nine months ended September 30, 2021.

Note 8 -Preferred Stock

The Company had the following Preferred Stock at December 31, 2021:

		Shares		Liquidation	Conversion
	Authorized Shares	Issued and Outstanding	Liquidation Preference	Preference per Share	Price per Share
At December 31, 2021
Series A	1,875,000	1,731,250	$15,390,813	$8.89	$4.00
Series B	1,500,000	1,187,649	21,080,771	$17.75	$7.06
Series C	1,168,225	1,156,543	19,869,410	$17.18	$8.34
Series D	1,750,000	1,097,549	17,330,298	$15.79	$8.56
	6,293,225	5,172,991	$73,671,292

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

On March 31, 2022, the holders of a majority of the then outstanding shares of Preferred Stock, voted together as a single class, and approved the conversion of all shares of Preferred Stock into a total of 8,651,207 shares of Common Stock as determined in accordance with the Certificate of Incorporation. All current holders of Preferred Stock were advised of the conversion on March 31, 2022. The Company recorded its quarterly liquidation preference prior to the conversion of preferred stock to common stock, and converted the outstanding balance including the March 31, 2022 liquidation preferences to common stock. The details of the conversions by class of Preferred Stock are as follows:

The Company converted its 1,731,250 shares of Series A Preferred Stock outstanding with a liquidation preference as of March 31, 2022 of $15,563,938 into 1,731,250 shares of common stock at a par value of $0.001 per share. As a result of the conversion, the Company recorded an additional $1,731 of common stock and $15,562,207 of additional paid-in capital on March 31, 2022.

The Company converted its 1,187,649 shares of Series B Preferred Stock outstanding with a liquidation preference as of March 31, 2022 of $21,330,177 into 2,096,200 shares of common stock at a par value of $0.001 per share. As a result of the conversion, the Company recorded an additional $2,096 of common stock and $21,328,081 of additional paid-in capital on March 31, 2022.

The Company converted its 1,156,543 shares of Series C Preferred Stock outstanding with a liquidation preference as of March 31, 2022 of $20,118,067 into 2,475,002 shares of common stock at a par value of $0.001 per share. As a result of the conversion, the Company recorded an additional $2,475 of common stock and $20,115,592 of additional paid-in capital on March 31, 2022.

The Company converted its 1,097,549 shares of Series D Preferred Stock outstanding with a liquidation preference as of March 31, 2022 of $17,566,271 into 2,348,755 shares of common stock at a par value of $0.001 per share. As a result of the conversion, the Company recorded an additional $2,349 of common stock and $17,563,922 of additional paid-in capital on March 31, 2022.

There was no Series D, Series C, Series B, and Series A Preferred Stock issued and outstanding at September 30, 2022. The Series D, Series C, Series B and Series A Preferred Stock have been designated with the following preferences:

Dividends:

Dividends shall accrue at the rate of $0.86 per annum on shares of Series D preferred stock, whether or not declared and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for the three months ended March 31, 2022 (the date of conversion) or for the nine months ended September 30, 2022 and 2021.

Dividends shall accrue at the rate of $0.86 per annum on shares of Series C preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for the three months ended March 31, 2022 (the date of conversion) or for the nine months ended September 30, 2022 and 2021.

Dividends shall accrue at the rate of $0.84 per annum on shares of Series B preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for the three months ended March 31, 2022 (the date of conversion) or for the nine months ended September 30, 2022 and 2021.

Dividends shall accrue at the rate of $0.40 per annum on shares of Series A preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for the three months ended March 31, 2022 (the date of conversion) or for the nine months ended September 30, 2022 and 2021.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Liquidation, Dissolution and Preferential Payments:

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock then outstanding shall be entitled to be paid before any payment shall be made to the holders of Common Stock or Series A, Series B, and Series C Preferred Stock, an amount per share equal to the Series D Original Issue Price, plus any Series D Dividends declared but unpaid.

After payment to the holders of shares of Series D Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Series B and Series A Preferred Stock and Common Stock, an amount per share equal to the Series C Original Issue Price, plus any Series C Dividends declared but unpaid.

After payment to the holders of shares of Series D and Series C Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Series A Preferred Stock or Common Stock, an amount per share equal to the Series B Original Issue Price, plus any Series B Dividends declared but unpaid.

After payment to the holders of shares of Series D, Series C and Series B Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Common Stock, an amount per share equal to the Series A Original Issue Price, plus any Series A Dividends declared but unpaid.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock or, in the case of a Deemed Liquidation Event, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock.

Election of Directors:

The holders of the shares of Series B Preferred Stock may elect one director to the Company’s Board of Directors.

The holders of the shares of Series A Preferred Stock may elect one director to the Company’s Board of Directors.

The holders of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), voting together as a single class, shall be entitled to elect the balance of the five directors of the Company.

Conversion:

Each share of Series D, Series C, Series B and Series A preferred stock shall be convertible, at the option of the holder, at any time and without the payment of additional consideration by the holder, into one share of common stock.

Mandatory conversion of Series D, Series C Series B and Series A preferred stock to common stock shall occur when either there is a public offering of shares of Common Stock resulting in at least $40 million of gross proceeds to the Company or by a vote or written consent of the holders of all of the then outstanding shares of Series D, Series C, Series B and Series A preferred stock.

Adjustments to Series A, Series B, Series C, and Series D Conversion Price for Diluting Issues:

In the event the Company issues additional shares of Common Stock or securities convertible into Common Stock, without consideration or for a consideration per share less than the applicable Preferred Series Conversion Price, then the Conversion Price for that Series, whether Series D, Series C, Series B, or Series A shall be reduced to the consideration per share received by the Company for such issue of Common Stock.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

In the event the Company issues additional shares of Common Stock for a consideration per share greater than the applicable Preferred Series Conversion Price in effect immediately prior to such issue, but less than a consideration per share equal to one-hundred and twenty percent (120%) of the applicable Preferred Series Original Issue Price, then the Preferred Series Conversion Price for that Series, whether Series D, Series C, Series B or Series A, shall be reduced, concurrently with such issue, to a price determined in accordance with a formula.

At December 31, 2011, the Company had not received the requisite marketing approval from the United States Food and Drug Administration to market and sell the Corporation’s Amigo Remote Catheter System. Accordingly, the Series B Original Issue Price is deemed to be $7.06 per share for the purpose of calculating the Series B Conversion Price. The prior Original Issue Price was $8.42 per share

In August 2013, the Company issued its Series D Preferred Stock at a price of $8.56 per share, which is less than one-hundred and twenty percent (120%) of the Series C Preferred Original Issue Price, and as a result, the Series C Original Issue Price is deemed to be $8.34 per share for the purpose of calculating the Series C Conversion Price. The prior Original Issue Price of Series C was $8.56 per share.

The Company has determined that the Series D, Series C, Series B and Series A Preferred host instrument was more akin to equity than debt and that the above identified conversion feature, subject to adjustments, was clearly and closely related to the host instrument, and accordingly bifurcation and classification of the conversion feature as a derivative liability was not required. The Series D, Series C, Series B and Series A Preferred Stock is contingently redeemable at the option of the holders or upon the occurrence of a Deemed Liquidation Event that is not solely within the control of the Company. A Deemed Liquidation Event is considered, a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation. Accordingly, the Series D, Series C, Series B, and Series A Preferred Stock are presented as redeemable convertible preferred stock based on their redemption values at December 31, 2021. There was no Series D, Series C, Series B and Series A Preferred Stock issued and outstanding at September 30, 2022.

Note 9 - Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. The holders of the common stock are entitled to one vote per each share with respect to each matter voted on by the stockholders of the Company.

On March 31, 2022, the Company notified holders of the Company's Preferred Stock that all of their shares of Preferred Stock issued and outstanding would be converted into shares of common stock as a result of a collective vote of all Preferred Stockholders that approved of the conversion of all shares of Preferred Stock. The Company converted all 5,172,991 issued and outstanding shares of Preferred Stock to 8,651,207 shares of common stock. For additional details on the conversion of each class of Preferred Stock, see Note 8.

During the nine months ended September 30, 2021, the Company issued 118,848 shares of common stock for net proceeds of $46,351 as a result of options exercised during the year by the former CEO of the Company. The Company did not issue shares of common stock as a result of options exercised during the nine months ended September 30, 2022.

Note 10 - Stock Based Compensation

In October 2009, the Board of Directors and Stockholders of the Company adopted the 2009 Equity Incentive Plan (the “Plan”), which was amended in 2011. The Plan provides for grants of stock options, restricted stock, and other stock-based awards to eligible employees of the Company as well as directors, officers, and others. The Plan is administered by the Board of Directors of the Company and was amended on September 24, 2019 to extend the term of the plan for ten more years.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Stock options are granted with an exercise price as determined by the Board of Directors, but in no event shall the exercise price be less than the fair value of a share of common stock on the date of grant. Awards generally vest over five years of continuous service and have a ten-year term from the date of grant.

The Company lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a set of publicly traded peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

In order to determine the fair value, the Company considered, among other things, the Company’s business, financial condition and results of operations; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

The following table summarizes stock option activity under the Plan for the nine months ended September 30, 2022.

	Shares Underlying Options	Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at January 1, 2022	1,139,000	$0.40	8.67
Granted	—	—	—
Exercised	—	—	—
Cancelled	—	—	—
Expired	—	—	—
Outstanding at September 30, 2022	1,139,000	$0.40	7.92
Vested options at September 30, 2022	1,077,627	$0.57	7.87

The fair value of employee options is estimated on the date of each grant using the Black-Scholes option-pricing model. During the nine months ended September 30, 2021, the Company granted 990,000 options to employees, directors and one observer of the Board of Directors with a grant date fair value of $9,900, at a fair value of $0.01 a share. The stock options vest annually over one to five years, and exercisable for ten years from the grant date. All options would terminate ten years from the grant date or with termination of employment, whichever comes first. The exercise price of all the stock options is $0.39. There were no grants during the nine months ended September 30, 2022. The assumptions used in calculating the fair value of stock-based awards during 2021 represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement. The assumptions are as follows:

September 30, 2021
Fair value of company’s common stock	$0.024
Dividend yield	0%
Expected volatility	91% - 175%
Risk Free interest rate	0.9% - 3.0%
Expected life (years) remaining	1.83 – 6.50

The stock-based compensation expense for stock option awards was $3,034 and $4,104 for the nine months ended September 30, 2022 and 2021, respectively. Stock-based compensation is included within general and administrative expenses on the Company's Statement of Operations.

As of September 30, 2022, there was an aggregate of $657 of unrecognized compensation cost related to non-vested stock-based compensation arrangements. This amount will be recognized as expense over a weighted-average period of 3.30 years.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 11 - Leases

During 2018 and 2019, the Company leased office space from an entity controlled by the Chairman of the Board of Directors. On January 1, 2019, the Company entered into a new lease agreement with a term of three years due to expire December 31, 2022. As of December 1, 2020, the entity controlled by the Chairman of the Board of Directors is no longer the landlord of the leased office space. The Company has made monthly payments of $4,367 to the new landlord, an unrelated party.

The Company's lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived an imputed rate, which was used in a portfolio approach to discount its real estate lease liabilities. We used an estimated incremental borrowing rate of 18.10% on September 30, 2022 for all leases that commenced prior to that date.

Right of use lease assets and lease liabilities for our operating leases were recorded in the balance sheet as follows:

	As of September 30, 2022	As of December 31, 2021
Assets
Lease right of use assets	12,966	51,867
Total lease assets	12,966	51,867

Liabilities
Current liabilities:
Lease liability - current portion	13,100	52,400
Non-current liabilities:
Lease liability, net of current portion	—	—
Total lease liability	13,100	52,400

Lease Terms and Discount Rate

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of September 30, 2022:

Weighted average remaining lease term (in years) – operating leases	0.25
Weighted average discount rate – operating leases	18.10

Undiscounted Cash Flows

Future lease payments included in the measurement of lease liabilities on the balance sheet as of September 30, 2022 are represented by the current portion of the lease liability totaling $13,100 for the final three months of rent due per the lease agreement, which expires December 31, 2022.

Office Lease Agreement Dated September 27, 2022

On September 27, 2022, the Company entered into a lease agreement for office space located in Fort Mill, South Carolina. The space will be used for office and general use. The term of the lease is 38 months which began on October 1, 2022, which includes two months of free rent to begin the lease. The lease contains two separate 36 month renewal periods, which require 180 days notice if the Company intends to exercise. As of the date of these financial statements, the Company does not intend to exercise either of the two extension options. Total rent is approximately $3,400 per month for the first ten months following the two months of free rent and will increase annually for the following

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

twelve month periods of the lease. The Company has adopted the practical expedient under ASC 842, which permits the Company to account for each separate lease component of a contract and its associated non-lease components as a single lease payment. As a result, beginning at lease inception on October 1, 2022, the Company will recognize both the lease payments and associated common area maintenance payments as a single lease payment. The Company estimated an incremental borrowing rate of 11.09% for this lease agreement. Future lease payments for the following five fiscal years and thereafter were as follows:

Lease Commitments	Operating Lease
2022*	1,523
2023	48,613
2024	50,213
2025	47,433
Thereafter	—
Total Minimum Lease Payments	147,782
Less effects of discounting	(25,513)
Present value of future minimum lease payments	$122,269

*Per the provisions of the lease agreement, the Company received a $2,500 rental credit for its first month of rental payments in exchange for painting the premises prior to the first rental payment. The credit will be applied to the first month of rental payment in December 2022, resulting in a rental payment of $1,523 due on December 1, 2022.

Note 12 - Income Taxes

The Company recorded no provision or benefit for income tax expense for the nine months ended September 30, 2022 and 2021. For all periods presented, the pretax losses incurred by the Company received no corresponding tax benefit because the Company concluded that it is more likely than not that the Company will be unable to realize the value of any resulting deferred tax assets and therefore has recorded a valuation allowance reducing the benefit to zero. The Company will continue to assess its position in future periods to determine if it is appropriate to reduce a portion of its valuation allowance in the future.

On March 27, 2020, Congress enacted the CARES Act to provide certain relief as a result of the COVID-19 pandemic. The CARES Act, among other things, includes provisions relating to net operating loss carryback periods, alternative minimum tax credit refunds, and modification to the net interest deduction limitations. The CARES Act did not have a material impact on the Company’s consolidated financial statements for the nine months ended September 30, 2022 and 2021. The Company continues to monitor any effects on its financial statements that may result from the CARES Act. As of September 30, 2022 and December 31, 2021, the Company had not recorded any liability for uncertain tax positions, accrued interest or penalties thereon.

Note 13 - Commitments and Contingencies

Legal Proceedings

The Company may be involved in lawsuits, claims and proceedings incidental to the ordinary course of business. The Company accounts for such contingencies when a loss is considered probable and can be reasonably estimated.

In May 2020, the Company received a Summons to appear before the District Court of the Hague in a matter brought against the Company by PEACS B.V. The dispute concerns the ownership of one of the Company’s European patents and services provided by PEACS B.V. relating to its VIVO product. Management accrued $375,000 at December 31, 2020 representing its best estimate for the resolution of the PEACS B.V dispute.

In May 2021, the Company and PEACS B.V. settled the outstanding litigation. As part of the settlement, the Company agreed to pay PEACS B.V. $375,000. Additionally, PEACS B.V. agreed to pay $200,000 to the Company for the transfer of certain patents. Ultimately, the $200,000 due for the transfer of the patents was offset against the $375,000 due to PEACS B.V. Therefore, the Company paid PEACS B.V. $175,000 and recorded a gain on the transfer of intangible assets of $200,000 for the nine months ended September 30, 2021.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Royalty Agreement

In February 2022, the Company entered into an agreement with an individual for the assignment and all rights to a surgical vessel closing pressure device. In exchange, the Company has agreed to pay a 5% royalty on net sales up to $1,000,000 in royalties, payable annually in arrears, beginning in the year ending December 31, 2022. After $1,000,000 in royalties has been paid, and only if a patent has been granted by the United States Patent and Trademark Office, then the Company will continue to pay a royalty at a reduced rate of 2% of net sales until a cumulative royalty of $10,000,000 has been paid. Royalty payments will end February 28, 2032, whether or not the full $10,000,000 has been paid. For the nine months ended September 30, 2022, no royalty has been accrued or paid under this agreement.

Note 14 - Related Party Transactions

During the nine months ended September 30, 2022, the Company received advances totaling $600,000 from the Company’s Chairman of the Board of Directors in connection with the Merger. The advances were to be repaid by the Company without interest upon the closing of the Merger. Subsequent to September 30, 2022, the Company received additional advances from the Company's Chairman in the amount of $475,000. See Note 15 for additional detail regarding the advances.

On April 25, 2021, the Company granted 900,000 stock options to five directors and one observer on the Board of Directors. The stock options are to vest monthly over one year, and exercisable for ten years from the grant date. All options would terminate ten years from the grant date or with termination of employment, whichever comes first. The exercise price of all the stock options is $0.39.

The Company’s Chairman of the Board of Directors is the lead investor of Convertible Promissory Note One and the holder of Convertible Promissory Note Two as of September 30, 2022 and December 31, 2021, respectively. The Chairman of the Board of Directors owns approximately 16% and 23% of the Company’s common stock as of September 30, 2022 and December 31, 2021, respectively. The outstanding balance of Convertible Promissory Notes One and Two due to the Chairman of the Board of Directors is $25,140,000 and $23,660,000 as of September 30, 2022 and December 31, 2021, respectively. The outstanding balance of interest payable related to the Convertible Promissory Notes One and Two due to the Chairman of the Board of Directors is $13,069,677 and $10,859,343 as of September 30, 2022 and December 31, 2021, respectively.

The Company’s former CEO is the acting CEO of another entity and it is no longer considered an affiliated entity. As of and for the nine months ended September 30, 2022 and 2021 there were no transactions between the Company and the affiliated entity. As of September 30, 2022, and December 31, 2021, there were no amounts due to or from the affiliated entity. During the nine months ended September 30, 2021, the amount due from the exercise of 118,848 stock options by the former CEO was offset against deferred compensation due to the former CEO.

A member of the Company’s Board of Directors is the holder of Convertible Promissory Note Three and owns 67,945 and 2,959 shares of the Company’s common stock as of September 30, 2022 and December 31, 2021, respectively. The outstanding balance of Convertible Promissory Note Three due to the member is $75,000 as of September 30, 2022 and December 31, 2021. The outstanding balance of interest payable related to Promissory Note Three is $57,074 and $50,343 as of September 30, 2022 and December 31, 2021, respectively.

The holder of Convertible Promissory Note Four is a stockholder of the Company and an active investor in other ventures directed by the Company’s Chairman of the Board of Directors. The holder of Convertible Promissory Note Four owns 56,559 and 8,242 shares of the Company’s common stock as of September 30, 2022 and December 31, 2021, respectively. The outstanding balance of Convertible Promissory Note Four due to the shareholder is $250,000 as of September 30, 2022 and December 31, 2021. The outstanding balance of interest payable related to Promissory Note Four is $190,194 and $167,755 as of September 30, 2022 and December 31, 2021, respectively.

Please refer to Note 6 for additional details relating to convertible promissory notes with related parties.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 15 -Subsequent Events

The Company has evaluated subsequent events occurring after the balance sheet date through the date of January 19, 2023 which is the date the financial statements were available to be issued. Based on this evaluation, the Company has determined the following subsequent events have occurred which require disclosure in the financial statements.

On January 9, 2023, Ra Medical, completed its acquisition of the Company pursuant to an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), by and among Ra Medical, the Company, Rapid Merger Sub 1, Inc., a newly-created wholly-owned subsidiary of the Ra Medical (“First Merger Sub”), and Rapid Merger Sub 2, LLC, a newly-created wholly owned subsidiary of the Ra Medical (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”), entered into on January 9, 2023, pursuant to which the First Merger Sub merged with and into the Company, with the Company being the surviving corporation (the “First Merger Surviving Company”) and a wholly-owned subsidiary of the Ra Medical (the “First Effective Time”), and then, immediately following the First Effective Time, and as part of the same overall transaction, the First Merger Surviving Company merged with and into the Second Merger Sub(the “Second Effective Time”), with the Second Merger Sub being the surviving limited liability company (the “Second Merger Surviving Company”) (such transactions collectively, the “Merger”, with Ra Medical following the Merger being referred to herein as the “Post-Merger Combined Company”).  The Merger Agreement amends and restates in its entirety the Agreement and Plan of Merger (the “Original Agreement”) entered into between the parties to the Original Agreement on September 9, 2022.

Immediately upon the First Effective Time, each share of common stock of the Company, par value $0.001 (“Catheter Common Stock”) issued and outstanding immediately prior to the First Effective Time (subject to certain exclusions set forth in the Merger Agreement) was converted into the right to receive a number of shares of a new class of the Ra Medical’s preferred stock, designated Series X Convertible Preferred Stock, par value $0.0001 per share (the “Series X Preferred Stock”), calculated in the manner described as follows.

Each share of Catheter Common Stock previously outstanding now represents a number of shares of Series X Preferred Stock equal to approximately 0.6705 (the “Exchange Ratio”), divided by one thousand (1,000).

In addition, the principal amount owing under certain convertible promissory notes of the Company (the “Converted Catheter Notes”), representing an aggregate principal amount of $25,215,000 pursuant to certain Debt Settlement Agreements (as defined in the Merger Agreement) converted into shares of Series X Preferred Stock, at a conversion price of $3.20 per one one-thousandth of a share of Series X Preferred Stok.  In exchange for the forgiveness of the interest accrued but remaining unpaid under the Converted Catheter Notes, under the terms of the Debt Settlement Agreements the holders of Converted Catheter Notes also received certain royalty rights which equal, in aggregate, 11.82% per year on Net Sales (as defined in the Merger Agreement), if any, of the Company’s vessel closure device, which is currently under development by the Company.  Certain additional convertible promissory notes of the Company (“Non-Converted Catheter Notes” and, together with the Converted Catheter Notes, the “Catheter Notes”), representing a principal amount of $250,000, plus accrued interest, were not converted and remain outstanding.

All outstanding options to purchase Company common stock (“Catheter Options”) were assumed and converted, at the First Effective Time, into options to purchase, in the aggregate, approximately 753,694 shares of Ra Medical common stock (“New Company Options”), representing a conversion at the Exchange Ratio.  Each share of Series X Preferred Stock is contingently convertible into one thousand (1,000) shares of Company Common Stock, subject to shareholder approval and certain ownership blockers as defined in the Merger Agreement, and has no voting rights.

CATHETER PRECISION, INC NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company’s Chairman of the Board of Directors advanced the following amounts to the Company subsequent to September 30, 2022, in order to fund current operating expenses incurred until the closing of the Merger:

October 21, 2022	$75,000
October 31, 2022	150,000
November 30, 2022	100,000
December 14, 2022	50,000
December 29, 2022	100,000
Total	$475,000

All advances made by the Company’s Chairman of the Board of Directors were repaid on January 10, 2023 without interest and totaled $1,075,000.

On December 7, 2022, the Company entered into a lease agreement for office space located in Augusta, New Jersey. The space will be used for office and general use. The term of the lease is 24 months which began on January 1, 2023. The lease contains one 24 month renewal period, which requires 9 months’ notice if the Company intends to exercise. Total rent is $1,207 per month throughout the term of the lease agreement.